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                                                                    EXHIBIT 99.1




[MSX INTERNATIONAL LOGO]

FOR IMMEDIATE RELEASE                               DAVID CRITTENDEN - FINANCIAL
DATE:  DECEMBER 23, 2002                            MSX INTERNATIONAL
                                                    248-829-6031
                                                    DCRITTENDEN@MSXI.COM

                                                    BRUCE WAGNER - MEDIA
                                                    MSX INTERNATIONAL
                                                    248-829-6254
                                                    BWAGNER@MSXI.COM



MSX INTERNATIONAL RECEIVES INTERIM WAIVER FROM BANK GROUP

SOUTHFIELD, MICH., DECEMBER 23, 2002 -- MSX International announced today that we have received an interim waiver at the end of our fiscal year of certain financial covenants in our $150 million, bank-syndicated credit agreement. The waiver agreement, signed on December 20, 2002, is in effect through February 17, 2003. We expect to revise the terms of our credit agreement with our bank group before that date.

Under the terms of the waiver, MSX International will temporarily reduce the revolving portion of our credit facility from $85 million to $65 million. As of September 29, 2002, we had $46.6 million of availability under our credit facility. After giving effect to the temporary reduction in our revolver, our unused borrowing capacity would be $26.6 million, which management believes is adequate for current operating requirements.

MSX International, headquartered in Southfield, Mich., combines innovative people, standardized processes and today's technologies to deliver a collaborative, competitive advantage on a global basis. With annual sales of more than $800 million, MSX International has 8,600 employees in 26 countries. Visit our Web site at http://www.msxi.com.

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FORWARD-LOOKING STATEMENT

Certain of the statements made in this press release including, without limitation, statements regarding liquidity, receipt of waivers under our Amended and Restated Credit Agreement, the success of restructuring activities, and other operational improvements constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current management projections and expectations. They involve significant risks and uncertainties. As such, they are not guarantees of future performance. MSX International disclaims any intent or obligation to update such statements.

Actual results may vary materially from those in the forward-looking statements as a result of any number of factors, many of which are beyond the control of management. These important factors include: our leverage and related exposure to changes in interest rates; our reliance on major customers in the automotive industry and the timing of their product development and other initiatives; the market demand for our collaborative enterprise services in general; our ability to recruit and place qualified personnel; delays or unexpected costs associated with cost reduction efforts; risks associated with operating internationally, including economic, political and currency risks; and risks associated with our acquisition strategy. Additional information concerning these and other factors are discussed in MSX International's Registration Statement on Form S-4 (dated July 20, 1999), in the discussion under the heading "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K (dated March 8, 2002), and in other filings with the Securities and Exchange Commission.